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                                                                    Exhibit 99.1

NEWS RELEASE                                                 (LOGO "SR TELECOM")

                                                               www.srtelecom.com


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For more information:

David Adams (Senior Vice-President, Finance and CFO)             Paul Goyette (Director, Communications)
(514) 335-4035                                                   (514) 335-2429 x 4361
email: david_adams@srtelecom.com                                 email: paul_goyette@srtelecom.com

Brian Quick (Maison Brison)
(514) 731-0000
email: brian@maisonbrison.com

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                 SR TELECOM COMPLETES ACQUISITION OF NETRO CORP.
             BREAKTHROUGH ACQUISITION PROVIDES LEADERSHIP OFFERINGS
                       IN BROADBAND FIXED WIRELESS ACCESS

MONTREAL, SEPTEMBER 4, 2003 -- SR Telecom(TM) Inc. (TSX: SRX; Nasdaq: SRXA), a world leader in fixed wireless access solutions, today announced it has completed the acquisition of Netro Corporation (Nasdaq: NTRO), a leading provider of fixed wireless broadband access.

Netro stockholders of record as at the close of business on September 4, 2003 will be entitled to receive the merger consideration of SR Telecom Common Shares and a cash dividend payout paid by Netro. Based on SR Telecom's recently declared 1:10 share consolidation, holders of Netro common stock will receive
0.104727 shares of SR Telecom common stock for every share of Netro common stock that they hold. Netro stockholders will also receive an aggregate of US$100 million cash dividend equivalent to US$2.523554 per share, which is expected to be treated as a tax-free return of capital, subject to the conditions described in the proxy statement. Netro's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

"The transaction is a win-win situation. We will be able to leverage our global client base and distribution network to deploy and provision revenue-generating broadband technology solutions to service providers. The addition of Netro enables us to deliver end-to-end broadband wireless solutions, making broadband data and high-speed Internet access deployable in areas xDSL and cable cannot reach or are not economically viable or efficient," said Pierre St-Arnaud, SR Telecom's President and CEO.

The addition of Netro's 3.5GHz ANGEL(TM) product and the AIRSTAR(TM) high-capacity fixed broadband access solution complements SR Telecom's product portfolio in terms of both frequency and applications. These additions, combined with SR Telecom's turnkey solutions capabilities and extensive distribution network, position SR Telecom to aggressively pursue a number of identified opportunities within its existing customer base and compete for significant new contracts that it would not otherwise be in a position to pursue.

"Over the last two years, SR Telecom has fundamentally reshaped itself through a series of complementary technology acquisitions that have significantly improved its competitive stature in the telecom industry. The completion of the Netro transaction is a key strategic event for SR Telecom, creating a much stronger company that is well positioned for revenue growth through an industry-leading portfolio of broadband technologies that meet the expressed requirements of our customers," said St-Arnaud. "By complementing our market-leading fixed wireless access solutions with Netro's carrier-class broadband products, we have strengthened our position as the world leader in fixed wireless services and solutions and established one of the industry's most advanced point-to-multipoint telecommunications portfolios."

The broadband fixed wireless access market is anticipated to grow considerably as service providers seek to deploy this technology in areas not reached by traditional wireline access networks. According to Ovum research, the worldwide market is expected to grow from 1 million lines today to 16 million lines in 2008. To date, licenses for 3.5GHz technology have been allocated in Europe, China and Latin America.



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SR TELECOM COMPLETES ACQUISITION OF NETRO CORP.

SR Telecom has already begun to see benefits from the transaction with AIRSTAR orders being booked from China and Mexico, along with a high level of bidding activity for both the ANGEL and AIRSTAR products.

A further benefit of this transaction is that SR Telecom will improve its net liquidity. SR Telecom expects that immediately following the merger, the combined company will have approximately CDN$67 million in cash.

Netro's fixed broadband wireless systems are used by telecommunications service providers to deliver voice and high-speed data services for business and residential, access and mobile infrastructure applications. Netro was incorporated in the US with headquarters in San Jose, California, Redmond, Washington, and offices in Europe, Asia and South America. The Company's AIRSTAR and ANGEL products have an impressive track record of performance and stability worldwide.

ABOUT SR TELECOM

SR TELECOM (TSX: SRX, Nasdaq: SRXA) is a world leader and innovator in Fixed Wireless Access technology, which links end-users to networks using wireless transmissions. SR Telecom's solutions include equipment, network planning, project management, installation and maintenance services. The Company offers one of the industry's broadest portfolio of fixed wireless products, designed to enable carriers and service providers to rapidly deploy high-quality voice, high-speed data and broadband applications. These products, which are used in over 110 countries, are among the most advanced and reliable available today.

FORWARD-LOOKING STATEMENTS

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of SR Telecom. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, SR telecom's ability to successfully integrate Netro's operations and employees, the reaction of customers of SR Telecom and Netro to the acquisition and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results. All forward-looking statements are based on information available to SR Telecom on the date hereof, and SR Telecom assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

SR TELECOM, is a trademark of SR Telecom Inc. and ANGEL and AIRSTAR are trademarks of Netro Corporation. All rights reserved 2003. All other trademarks are property of their owners.